Exhibit 99.1

FitLife Brands Director Lew Jaffe to Retire from the Board and

Not Stand for Re-election at the 2024 Annual Meeting

OMAHA, NE – July 5, 2024 – FitLife Brands, Inc. (“FitLife” or the “Company”) (NASDAQ: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, announced today that Lew Jaffe, who has served as a director of FitLife and its predecessor entities since 2010, will retire from the Board and not stand for re-election at the Company’s 2024 annual meeting of stockholders. The Board plans to nominate a new director in its proxy statement, which is anticipated to be filed with the SEC on July 5, 2024.

Dayton Judd, FitLife’s Chairman and CEO, commented “On behalf of the Board of Directors, I thank Lew for his many contributions to FitLife. Lew has been a strong independent voice with substantial contributions in the areas of strategy and operations. Over his 14 years on the Board, including several years as Chairman of the Board, Lew has been a critical part of helping the Company navigate its dynamic competitive landscape. We will miss Lew’s expertise and insight and wish him well in his future endeavors.”

Lew Jaffe commented “It has been a pleasure to serve with my fellow Board members over the years. It is important that a board brings in new blood and new perspectives, and for this reason I have made the decision to allow someone else to take my seat and help take the Company to the next level.”

Mr. Jaffe indicated that his decision not to stand for re-election was not the result of any disagreement with the Company’s management or Board of Directors. In accordance with good corporate governance practices, the Board of Directors intends to regularly evaluate Board constitution and anticipates additional changes over the next couple of years.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets more than 250 different products primarily online, but also through domestic and international GNC® franchise locations as well as through approximately 16,000 additional domestic retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

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